Exhibit 99.1
LIFECORE NAMES MARTIN J. EMERSON TO BOARD OF DIRECTORS

Chaska, MN. June 20, 2006 — LIFECORE BIOMEDICAL, INC. (NASDAQ:LCBM) announced today that it has appointed Martin J. Emerson to its Board of Directors. Mr. Emerson is President and CEO of American Medical Systems, Inc. (AMS), a leading provider of medical devices and therapies that restore the pelvic health of individuals worldwide.
“Marty is a seasoned and accomplished executive in the medical device industry who brings significant sales and operating experience, both domestic and international,” said Dennis J. Allingham, Lifecore’s President & CEO. “Insights from his experience will be a valuable asset in guiding our future growth.”
Mr. Emerson commented, “I am pleased to be joining the Lifecore Board at such an important time in the company’s development. This is an organization with strong core values and solid leadership that has grown significantly in the past few years, and I am looking forward to its exciting future.”
Mr. Emerson has been President and CEO of AMS since January 2005. He served as President from March 2004. From January 2003 to March 2004 he was the Executive Vice President, Global Sales and Marketing, and Chief Operating Officer. From 2000 through 2002, he served as Vice President and General Manager of International Operations. Mr. Emerson has over 20 years experience in the medical device industry, including earlier experience with Boston Scientific Corporation and Baxter International. Mr. Emerson has a B.S. Degree in Accounting from Marquette University and is also a Certified Public Accountant.
About Lifecore Biomedical
Lifecore Biomedical, celebrating its 40th anniversary, develops, manufactures and markets biomaterials and medical devices for use in various surgical markets through two divisions, the Hyaluronan Division and the Oral Restorative Division. The Hyaluronan Division conducts its business through OEM and contract manufacturing alliances in the ophthalmic, orthopedic and veterinary surgical fields. The Oral Restorative Division conducts its dental surgery business through direct sales and marketing in the United States, France, Germany, Italy and Sweden and through 25 distributors in 37 other countries.
Safe Harbor Statement
Certain statements in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statement regarding future growth of the business. Such forward-looking statements involve numerous risks and uncertainties in the complex regulatory and competitive aspects of Lifecore’s business activity that could cause actual results to differ materially from those implied. Investors are strongly cautioned to review more detailed discussions of those risks presented in the Company’s filings with the Securities and Exchange Commission including Exhibit 99.1 to Lifecore’s annual report on Form 10-K for the fiscal year ending June 30, 2005.
Additional general corporate information is available on the internet at http://www.lifecore.com.
Contact 952-368-4300

          Dennis J. Allingham, President and CEO, 952-368-4300
- END -